Exhibit 4.9

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 1, 2023, is entered into among Livongo Health, Inc., a Delaware corporation (the “Company”), Teladoc Health, Inc., a Delaware corporation (“Teladoc”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as heretofore supplemented, the “Indenture”), dated as of June 4, 2020, providing for the issuance of the 0.875% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, on the date hereof, the Company has transferred all of its assets to Teladoc;

WHEREAS, such transaction does not constitute a Fundamental Change;

WHEREAS, pursuant to Section 11.01(a) of the Indenture, Teladoc is obligated to expressly assume all of the obligations of the Company under the Indenture and the Notes and shall succeed to, and be substituted for (so that from and after the date of the asset transfer described above, the provisions of the Indenture referring to the “Company” shall refer instead to Teladoc and not to the Company), and may exercise every right and power of the Company by entering into a supplemental indenture (the “Assumption”);

WHEREAS, pursuant to Section 10.01(b) of the Indenture, the Company, Teladoc and the Trustee are authorized to execute and deliver this Supplemental Indenture to provide for the Assumption;

WHEREAS, the Company has delivered an Officer’s Certificate and Opinion of Counsel to the Trustee stating that all conditions precedent and covenants related to the execution and delivery of this Supplemental Indenture complies with the Indenture;

WHEREAS, Teladoc has complied with all conditions precedent and covenants provided for in the Indenture relating to this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Teladoc and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.AGREEMENT TO ASSUME OBLIGATIONS. Teladoc hereby agrees to unconditionally assume the Company’s rights, obligations, covenants, agreements and liabilities in and under the Indenture and the Notes, to be bound by all provisions of the Indenture and the Notes applicable to the Company and to perform all of the obligations and agreements of the Company under the Indenture and the Notes. Teladoc shall be the “Successor Company” for all purposes pursuant to Section 11.01(a) of the Indenture.

3.RELEASE. The Company is hereby fully, finally and indefeasibly released from any and all of the covenants, conditions and obligations under or in connection with the Indenture and the Notes. The Company shall have no further obligation, liability, duty or burden in respect of the Indenture and the Notes and shall not exercise any right or power of the Company under the Indenture and the Notes.

4.AMENDMENT. The definition of “Company” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Company” means Teladoc Health, Inc., a Delaware corporation, and subject to the provisions of Article 11, shall include its successors and assigns.”

5.RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes.

8.HEADINGS. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

9.TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements contained in this Supplemental Indenture shall be taken as the statements of the Company and Teladoc, and the Trustee assumes no responsibility for the correctness of the same.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

LIVONGO HEALTH, INC.

By:	/s/ Jonathan Dorfman
Name:	Jonathan Dorfman
Title:	President

[Signature Page to Second Supplemental Indenture]

TELADOC HEALTH, INC.

By:	/s/ Adam C. Vandervoort
Name:	Adam C. Vandervoort
Title:	Chief Legal Officer

[Signature Page to Second Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David Jason
Name:	David Jason
Title:	Vice President

[Signature Page to Second Supplemental Indenture]